EXHIBIT 10.6

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated July 1, 2008, between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the “Company”), and Michael F. Barry (the “Executive”),

W I T N E S S E T H    T H A T

WHEREAS, the Executive and the Company entered into a change in control agreement dated August 5, 2004 (the “Prior Agreement”); and

WHEREAS, the Executive and the Company wish to enter into a new Change in Control Agreement effective July 1, 2008 (the “Agreement”) which supersedes the Prior Agreement and reflects additional duties assigned by the Board of Directors of the Company effective July 1, 2008, Executive’s appointment as Chief Executive Officer and President of the Company effective October 4, 2008, and changes required to comply with section 409A of the Internal Revenue Code of 1986;

NOW, THEREFORE, IN CONSIDERATION of the mutual obligations and agreements contained herein and intending to be legally bound hereby, the Executive and the Company agree as follows:

1.	Term of Agreement.

This Agreement shall become effective on July 1, 2008 (the “Effective Date”), and shall continue in effect through December 31, 2009; provided, however, that the term of this Agreement shall automatically be extended for one additional year beyond December 31, 2009, and successive one-year periods thereafter, unless, not later than eighteen (18) months (sixteen (16) months with respect to the automatic extension that would otherwise begin on January 1, 2010) preceding the calendar year for which the term would otherwise automatically extend, the Company shall have given written notice to the Executive of intention not to extend this Agreement for an additional year, in which event this Agreement shall continue in effect until December 31 of the calendar year immediately preceding the calendar year for which the term would have otherwise automatically extended. Notwithstanding any such notice not to extend, if a Change in Control (as defined in Section 2) occurs during the original or extended term of this Agreement, this Agreement shall remain in effect after a Change in Control until all obligations of the parties hereto under this Agreement shall have been satisfied.

2.	Change in Control.

As used in this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if:

(a) Any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan;

(iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of the Company or any group of Persons of which he voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board of Directors of the Company who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (a) by reason of the beneficial ownership of voting securities by members of the Benoliel family (as defined below) unless and until the beneficial ownership of all members of the Benoliel family (including any other individuals or entities who or which, together with any member or members of the Benoliel family, are deemed under Sections 13(d) or 14(d) of the Exchange Act to constitute a single Person) exceeds 50% of the combined voting power of the Company’s then outstanding securities;

(b) During any two-year period after the Effective Date, Directors of the Company in office at the beginning of such period plus any new Director (other than a Director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of subsections (a) or (c)) whose election by the Board of Directors of the Company or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved shall cease for any reason to constitute at least a majority of the Board;

(c) The consummation of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s voting common shares (the “Common Shares”) would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the Common Shares immediately before; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(d) The Company’s shareholders or the Company’s Board of Directors shall approve the liquidation or dissolution of the Company.

As used in this Agreement, “members of the Benoliel family” shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

3.	Entitlement to Change in Control Benefits; Certain Definitions.

The Executive shall be entitled to the benefits provided in this Agreement in the event the Executive has a Separation from Service under the circumstances described in (a) below (a “Covered Termination”), provided the Executive executes and does not revoke a Release (as defined below), if any, provided by the Company.

(a) A Covered Termination shall have occurred in the event the Executive’s employment with the Company or its affiliates is terminated within two (2) years following a Change in Control by:

(i)	The Company or its affiliates without Cause (as defined below); or

(ii)	Resignation of the Executive for Good Reason (as defined below).

The Executive shall have no rights to any payments or benefits under this Agreement in the event the Executive’s employment with the Company and its affiliates is terminated (i) as a result of death or Disability (as defined below), or (ii) by the Company or its affiliates for Cause. In the event the Executive’s employment is terminated for any reason prior to a Change in Control, the Executive shall have no rights to any payments or benefits under this Agreement and, after any such termination, this Agreement shall be of no further force or effect.

“Cause” shall mean (i) the Executive’s willful and material breach of the employment agreement between the Executive and the Company (after having received notice thereof and a reasonable opportunity to cure or correct), (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of the Executive’s employment with the Company or its affiliates which is materially injurious to the Company, or (iii) conviction of or plea of guilty to a felony, such Cause to be determined, in each case, by a resolution approved by at least two-thirds of the Directors of the Company after having afforded the Executive a reasonable opportunity to appear before the Board of Directors of the Company and present his position.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any applicable regulations thereunder.

“Disability” shall mean covered total and permanent disability as defined in the long-term disability plan maintained by the Company for employees generally or, if the Company does not maintain such a plan, the long-term disability plan most recently maintained by the Company for employees generally.

“Good Reason” shall mean any of the following actions without the Executive’s consent, other than due to the Executive’s death or Disability: (i) any reduction in the Executive’s base salary from that provided immediately before the Covered Termination or, if higher, immediately before the Change in Control; (ii) any reduction in the Executive’s bonus opportunity (including cash and noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the Change in Control; (iii) a material adverse change in the nature or scope of the

Executive’s authorities, powers, functions, or duties from those in effect immediately before the Change in Control; (iv) a reduction in the Executive’s benefits from those provided immediately before the Change in Control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; (v) if a Change in Control occurs prior to October 4, 2008, the failure of Executive to be appointed or elected as Chief Executive Officer and President of the Company within ninety (90) days of such Change in Control; or (vi) the Executive being required to accept a primary employment location which is more than twenty-five (25) miles from the location at which he primarily was employed during the ninety (90) day period prior to a Change in Control.

“Payment Date” shall mean the 60th day after the Executive’s Separation from Service, subject to Section 10.

“Release” shall mean a release (in a form satisfactory to the Company) of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company and its affiliates, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, under the employment agreement between the Executive and the Company, or under any plans or programs of the Company under which the Executive has accrued a benefit) that the Company provides to the Executive no later than three days after the date of the Executive’s Covered Termination. Notwithstanding any provision of this Agreement to the contrary, if the Company provides a Release to the Executive, the Executive shall not be entitled to any payments or benefits under this Agreement unless the Executive executes the Release within 45 days of the later of the date he receives the Release or the date of his Covered Termination, and the Executive does not revoke the Release.

“Separation from Service” shall mean the Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Specified Employee” shall mean the Executive if he is a specified employee as defined in Section 409A of the Code as of the date of his Separation from Service.

4.	Severance Allowance.

(a) Amount of Severance Allowance. In the event of a Covered Termination, the Company shall pay or cause to be paid to the Executive in cash a severance allowance (the “Severance Allowance”) equal to two times the sum of the amounts determined in accordance with the following paragraphs (i) and (ii):

(i)	An amount equivalent to the highest annualized base salary which the Executive was entitled to receive from the Company and its subsidiaries at any time during his employment prior to the Covered Termination; and

(ii)

An amount equal to the average of the aggregate annual amounts paid to the Executive in the Applicable Three-Year Period under all applicable annual incentive compensation plans maintained by the Company and its affiliates (other than compensation relating to relocation expense; the grant, exercise, or settlement of stock options, restricted stock or performance incentive units or the sale or other disposition of shares received upon exercise or settlement of such awards); provided, however, that (x) in determining the average amount paid under the annual incentive plan during the Applicable Three-Year Period there shall be excluded any year in which no amounts were paid to the Executive under that plan; (y) there shall be excluded from such calculation any amounts paid to the Executive under any such incentive compensation plan as a result of the acceleration of such payments under such plan due to termination of the plan, a Change in Control, or a similar occurrence; and (z) in no event shall the amount under this paragraph (ii) be less than the amount of the mid/target bonus which would otherwise have been payable to the Executive under the annual incentive compensation plans for the calendar year in which the Change in Control occurred. The Applicable Three-Year Period shall be (A) if the Executive has received an annual incentive compensation plan payment in the calendar year of his Covered Termination, the calendar year in which such Covered Termination occurs and the two preceding calendar years, or (B) in any other case, the three calendar years preceding the calendar year in which the Executive’s Covered Termination occurs; provided, however, that the Applicable Three-Year Period shall be determined by substituting “ Change In Control” for “Covered Termination” if such substitution results in a higher amount under this subsection (ii).

In no event shall any retention bonus or change in control or success fee be taken into account when determining the amount of the Severance Allowance hereunder.

(b) Payment of Severance Allowance. The Severance Allowance shall be paid to the Executive in a lump sum on the Payment Date if the applicable Change in Control is also a change in control event as defined in Treas. Reg. §1.409A-3(i)(5) (or any successor thereto). In any other case, the Severance Allowance shall be paid in twenty-four monthly installments commencing on the Payment Date, each of which is equal to one-twenty-fourth (1/24th) of the amount of the Severance Allowance determined under Section 4(a), which are treated as a right to a series of separate payments for purposes of Section 409A of the Code.

5.	Enhanced SRIP Benefit.

In the event of a Covered Termination, for purposes of determining the Executive’s benefit under the Quaker Chemical Corporation Supplemental Retirement Income Program, as amended and restated effective January 1, 2005 and as amended from time to time thereafter (to the extent amendment is permitted under the terms of such Program) (the “SRIP”):

(a) The Severance Allowance shall be taken into account in determining the Executive’s salary plus bonus under the Prior SRIP, Compensation and Average Annual Compensation (as such terms are defined in the SRIP) as if such Severance Allowance were paid in 24 monthly installments commencing as of the first day of the month following the Executive’s Covered Termination;

(b) For purposes of determining the Executive’s years of employment under the Prior SRIP and Years of Service (as such terms are defined in the SRIP) the Executive shall be treated as if he were employed 24 months before his actual date of hire; and

(c) For purposes of determining the Executive’s age under the SRIP (including the Prior SRIP), two (2) years shall be added to the Executive’s actual age.

6.	Outplacement and Welfare Benefits.

(a) Outplacement. Subject to Section 7, for a period of one year following a Covered Termination of the Executive, the Company shall make or cause to be made available to the Executive, at its expense, outplacement counseling and other outplacement services comparable to those available for the Company’s senior executives prior to the Change in Control.

(b) Welfare Benefits. Subject to Section 7, for a period of 24 months following a Covered Termination of the Executive, the Executive and the Executive’s dependents shall be entitled to participate in the Company’s life, medical, and dental insurance plans at the Company’s expense, in accordance with the terms of such plans at the time of such Covered Termination as if the Executive were still employed by the Company or its affiliates under this Agreement. If, however, life, medical, or dental insurance benefits are not paid or provided under any such plan to the Executive or his dependents because the Executive is no longer an employee of the Company or its subsidiaries, the Company itself shall, to the extent necessary, pay or otherwise provide for such benefits to the Executive and his dependents.

7.	Effect of Other Employment.

In the event the Executive becomes employed (as defined below) during the period with respect to which benefits are continuing pursuant to Section 6: (a) the Executive shall notify the Company not later than the day such employment commences; and (b) the benefits provided for in Section 6 shall terminate as of the date of such employment. For the purposes of this Section 7, the Executive shall be deemed to have become “employed” by another entity or person only if the Executive becomes essentially a full-time employee of a person or an entity (not more than 30% of which is owned by the Executive and/or members of his family); and the Executive’s “family” shall mean his parents, his siblings and their spouses, his children and their spouses, and the Executive’s spouse and her parents and siblings. Nothing herein shall relieve the Company of its obligations for compensation or benefits accrued up to the time of termination provided for herein.

8.	Other Payments and Benefits.

On the Payment Date, the Company shall pay or cause to be paid to the Executive the aggregate of: (a) the Executive’s earned but unpaid base salary through the Covered Termination at the rate in effect on the date of the Covered Termination, or if higher, at the rate in effect at any time during the 90-day period preceding the Change in Control; (b) any unpaid bonus or annual incentive payable to the Executive in respect of the calendar year ending prior to the Covered Termination; (c) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the Covered Termination occurs, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between January 1 and the date of the Covered Termination, and the denominator of which is 365) of the mid/target bonuses or annual incentive awards for such calendar year; and (d) the pro rata portion of any and all awards under the Company’s long term incentive plan for the performance period(s) in which the Covered Termination occurs, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between the first day of the applicable performance period and the date of the Covered Termination, and the denominator of which is the total number of days in the applicable performance period) of the amount of the award which would have been payable had (i) the Covered Termination not occurred, and (ii) the mid/target level of performance been achieved for the applicable performance period. The Executive shall be entitled to receive any other payments or benefits that the Executive is entitled to pursuant to the express terms of any compensation or benefit plan or arrangement of the Company or any of its affiliates; provided that: (x) the Severance Allowance (i) shall be in lieu of any severance payments to which the Executive might otherwise be entitled under the terms of any severance pay plan, policy, or arrangement maintained by the Company or the employment agreement between the Executive and the Company, and (ii) shall be credited against any severance payments to which the Executive may be entitled by statute; (y) any annual incentive described in subsection (b) or (c) shall decrease (or shall be decreased by), but not below zero, the amount of the annual incentive payable (or paid) with respect to the same calendar year under the Company’s annual incentive plan (currently the 2001 Global Annual Incentive Plan); and (z) any amount described in (d) shall decrease (or shall be decreased by), but not below zero, the amount of the analogous performance award payable (or paid) with respect to the same performance period(s) under the Company’s long term incentive plan(s) (currently the 2006 Long-Term Performance Incentive Plan).

9.	Death After Covered Termination.

In the event the Executive dies after a Covered Termination occurs, (a) any payments due to the Executive under Section 4 and the first sentence of Section 8 and not paid prior to the Executive’s death shall be made to the person or persons who may be designated by the Executive in writing or, in the event he fails to so designate, to the Executive’s personal representatives, (b) the Executive’s spouse and dependents shall be eligible for the welfare benefits described in Section 6(b), and (c) Section 5 shall be taken into account to determine any death benefit payable under the SRIP. Payments pursuant to subsection (a) shall be made on the later of (i) the date payment would have been made to the Executive without regard to Section 10, or (ii) the date of the Executive’s death.

10.	Certain Section 409A Rules.

(a) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee, any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is Separation from Service shall be not be made or provided before the date that is six months after the date of the Executive’s Separation from Service. Any payment or benefit that is delayed pursuant to this Section 10 shall be made or provided on the first business day of the seventh month following the month in which the Executive’s Separation from Service occurs. With respect to any cash payment delayed pursuant to this Section 10, the first payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Executive’s Covered Termination (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 10 through the date payment is made. The provisions of this Section 10 shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A of the Code.

(b) Reimbursement and In-Kind Benefits. Notwithstanding any provision of this Agreement to the contrary, with respect to in-kind benefits provided or expenses eligible for reimbursement under this Agreement which are subject to Section 409A of the Code, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after the Executive requests such reimbursement (subject to Section 10(a)), but not later than the December 31 following the calendar year in which the expense was incurred.

(c) Interpretation and Construction. This Agreement is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.

11.	Confidentiality and Noncompetition.

(a) Confidential Information. The Executive acknowledges that information concerning the method and conduct of the Company’s (and any affiliate’s) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company’s (and any affiliate’s) manuals, documents, notes, letters, records, and computer programs (“Proprietary Business Information”), are the sole and exclusive property of the Company (and/or the Company’s affiliates, as the case may be) and are likely to constitute, contain or reveal trade secrets (“Trade Secrets”) of the Company (and/or the Company’s affiliate’s, as the case may be). The term “Trade Secrets” as used herein does not include Proprietary Business Information that is known or becomes known to the public through no act or failure to act on the part of the Executive, or which can be clearly shown by written records to have been known by the Executive prior to the commencement of his employment with the Company.

(i)	The Executive agrees that at no time during or following his employment with the Company will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets.

(ii)	Upon termination of the Executive’s employment with the Company regardless of the reason for the termination of the Executive’s employment hereunder, or at any other time upon the Company’s request, the Executive agrees to forthwith surrender to the Company any and all materials in his possession or control which constitute or contain any Proprietary Business Information.

(b) Noncompetition. The Executive agrees that during his employment and for a period of two (2) years thereafter, regardless of the reason for the termination of the Executive’s employment, he will not:

(i)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates);

(ii)	directly or indirectly recruit, solicit or encourage any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; or

(iii)	solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company), any then or former customer, supplier, or client of the Company with the intent of actively engaging in business which would cause competitive harm to the Company (or any of its affiliates).

(c) Severability. The Executive acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby.

(d) Remedies. The Executive agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in this Section 11, the Company may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, the Company shall be entitled to seek equitable remedies, including injunctive relief in any court of applicable jurisdiction notwithstanding the provisions of Section 13. In the event of any breach of the restrictive covenant contained in this Section 11, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease. Furthermore, if a court or arbitration panel determines that the Executive has breached any of the provisions of this Section 11, the Company’s obligations to pay amounts and continue the benefits under this Agreement to the Executive (and his dependents) shall immediately terminate.

12.	Set-Off Mitigation.

Except as provided in Section 7, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

13.	Arbitration: Costs and Expenses of Enforcement.

(a) Arbitration. Except as otherwise provided in Sections 11(d) and 14, any controversy or claim arising out of or relating to this Agreement or the breach thereof which cannot promptly be resolved by the parties shall be promptly submitted to and settled exclusively by arbitration in the City of Philadelphia, Pennsylvania, in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 13. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) Costs and Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement at any time during his lifetime, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys’ fees and costs and expenses in connection with the enforcement of his said rights (including those incurred in or related to any arbitration proceedings provided for in subsection (a) and the enforcement of any arbitration award in court), regardless of the final outcome.

14.	Limitation on Payment Obligation.

(a) Definitions. For purposes of this Section 14, all terms capitalized but not otherwise defined herein shall have the meanings as set forth in Section 280G of the Code. In addition:

(i)	the term “Parachute Payment” shall mean a payment described in Section 280G(b)(2)(A) or Section 280G(b)(2)(B) of the Code (including, but not limited to, any stock option rights, stock grants, and other cash and noncash compensation amounts that are treated as payments under either such section) and not excluded under Section 280G(b)(4)(A) or Section 280G(b)(6) of the Code;

(ii)	the term “Reasonable Compensation” shall mean reasonable compensation for prior personal services as defined in Section 280G(b)(4)(B) of the Code and subject to the requirement that any such reasonable compensation must be established by clear and convincing evidence; and

(iii)	the portion of the “Base Amount” and the amount of “Reasonable Compensation” allocable to any “Parachute Payment” shall be determined in accordance with Section 280G(b)(3) and (4) of the Code.

(b) Limitation. Notwithstanding any other provision of this Agreement, Parachute Payments to be made to or for the benefit of the Executive but for this subsection (b), whether pursuant to this Agreement or otherwise, shall be reduced if and to the extent necessary so that the aggregate Present Value of all such Parachute Payments shall be at least one dollar ($1.00) less than the greater of (i) three times the Executive’s Base Amount and (ii) the aggregate Reasonable Compensation allocable to such Parachute Payments. Any reduction in Parachute Payments caused by reason of this subsection (b) shall be applied in the manner least economically detrimental to the Executive. In the event reduction of two or more types of payments would be economically equivalent, the reduction shall be applied pro-rata to such types of payments.

This subsection (b) shall be interpreted and applied to limit the amounts otherwise payable to the Executive under this Agreement or otherwise only to the extent required to avoid any material risk of the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code. In the making of any such interpretation and application, the Executive shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in this subsection (b) without regard to whether or not the Executive meets the definition of disqualified individual set forth in Section 280G(c) of the Code. In the event that the Executive and the Company are unable to agree as to the application of this subsection (b), the Company’s independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Executive’s consent, provided that the Executive shall not unreasonably withhold his consent. The determination of such tax counsel under this Section 14 shall be final and binding upon the Executive and the Company.

(c) Illegal Payments. Notwithstanding any other provision of this Agreement, no payment shall be made hereunder to or for the benefit of the Executive if and to the extent that such payments are determined to be illegal.

15.	Notices.

Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing, and if hand delivered or if sent by registered or certified mail, if to the Executive, at the last address he had filed in writing with the Company or if to the Company, at its principal executive offices. Notices, requests, etc. shall be effective when actually received by the addressee or at such address.

16.	Withholding.

Notwithstanding any provision of this Agreement to the contrary, the Company may, to the extent required by law, withhold applicable Federal, state and local income and other taxes from any payments due to the Executive hereunder.

17.	Assignment and Benefit.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive, by operation of law, or otherwise without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any subsidiary of the Company to which the Company may assign any of its rights hereunder; provided, however, that no assignment of this Agreement by the Company, by operation of law, or otherwise shall relieve it of its obligations hereunder except an assignment of this Agreement to, and its assumption by, a successor pursuant to subsection (c).

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of and be binding upon such a successor. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

18.	Governing Law.

The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

19.	Entire Agreement; Amendment.

(a) This Agreement supersedes the Change in Control Agreement entered into between the Executive and the Company on August 5, 2004, which agreement shall be null and void as of the Effective Date. Except for the change in control provisions set forth in the Company’s annual incentive plan, long term incentive plans and the SRIP, this Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The Executive understands and acknowledges that the Company’s severance plan, annual incentive plan and long term incentive plans are hereby amended with respect to the Executive to avoid duplication of benefits, as provided in Section 8.

(b) The Company reserves the right to unilaterally amend this Agreement without the consent of the Executive to the extent the Compensation/Management Development Committee of the Company’s Board of Directors (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Code; otherwise, this Agreement may not be altered or amended except by an agreement in writing executed by the Company and the Executive.

20.	No Waiver.

The failure to insist upon strict compliance with any provision of this Agreement by any party shall not be deemed to be a waiver of any future noncompliance with such provision or of noncompliance with any other provision.

21.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

22.	Indemnification.

The Company shall defend and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as a director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company’s request. Expenses incurred by the Executive in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified hereunder; provided, however, that this shall not apply to a nonderivative action commenced by the Company against the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert H. Rock
Robert H. Rock, Chairman
Compensation/Management Development Committee

EXECUTIVE

/s/ Michael F. Barry
Michael F. Barry

ATTEST:

/s/ D. Jeffry Benoliel
D. Jeffry Benoliel